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Saskatchewan Justice Corporations Branch                               612962








CERTIFICATE OF AMENDMENT (Extra-Provincial Corporation)


THE BUSINESS CORPORATIONS ACT





I hereby certify that





PROFCO RESOURCES LTD.



has registered an amendment made to its articles under the laws of ALBERTA in accordance with the attached.






Given under my hand and seal THIS 21ST day of JULY 1997






Philip J. Flory, Director